UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____ )

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Salient Midstream & MLP Fund
 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SHAREHOLDERS OF SALIENT MIDSTREAM & MLP FUND

Dear Fellow Shareholder:

Salient Midstream & MLP Fund (the “Fund”) will hold its Annual Meeting of Shareholders on Tuesday, June 28th at 3:00pm Central Daylight Time.

If you have not already done so, please support your Fund and take a few minutes today to vote your shares on the WHITE proxy card “FOR” the Fund’s incumbent Trustee nominees.

The Fund has been a leading performer among peer funds and has increased its distribution rate considerably over the last year period.

We urge you NOT TO VOTE using any GOLD proxy card sent to you by Saba Capital Management, L.P. and certain of its affiliates (“Saba”). Please VOTE using only the Fund’s WHITE proxy card. Even if you have already voted on a GOLD proxy card, we urge you to vote again now using the Fund’s WHITE proxy card.  ONLY YOUR LATEST DATED PROXY CARD SUBMISSION WILL COUNT.

The Fund and your incumbent Trustee nominees have a demonstrated history of delivering significant value to shareholders and generating strong performance.

VOTE NOW TO SUPPORT YOUR FUND

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you own, we urge you to vote on the enclosed WHITE proxy card “FOR” your Fund’s incumbent Board nominees.

Sincerely,
Gregory A. Reid
President

If you have any questions, or need assistance
voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720
Shareholders may call toll-free (from the U.S. and Canada): 888-785-6617
Email: info@okapipartners.com